Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 5 to Form S-4 of our report dated August 12, 2025 (which includes the Emphasis-of-Matter paragraph relating to DriveIT Holdings, Inc.’s ability to continue as a going concern) relating to the financial statements of DriveIT Holdings, Inc. as of and for the three days period ended June 6, 2025, which is contained in that Prospectus.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Irvine, California

August 12, 2025